EXHIBIT 23.2

CONSENT OF PENDER NEWKIRK & COMPANY LLP

Independent Registered Certified Public Accountants

We hereby consent to the inclusion in this Registration Statement on Form S-1 (No.___________) of our report dated August 21, 2012, with respect to our audit of the consolidated financial statements of CytoDyn Inc. as of and for the year ended May 31, 2012, which is part of this Registration Statement.

/s/ Pender Newkirk & Company LLP

Pender Newkirk & Company LLP

Tampa, Florida

November 15, 2013